PROSPECTUS SUPPLEMENT
(To Prospectus dated June 6, 2000)

                                  $50,000,000

[GRAPHIC OMITTED]

                          5.60% NOTES DUE JULY 6, 2006


                     -------------------------------------

Anheuser-Busch Companies, Inc. will pay interest on the Notes semi-annually in arrears on January 6 and July 6, beginning January 6, 2002. The Notes will not be redeemable prior to maturity.


                     -------------------------------------

Morgan Stanley & Co. Incorporated has proposed to offer the Notes from time to time for sale in negotiated transactions, or otherwise, at varying prices to be determined at the time of each sale. Morgan Stanley & Co. Incorporated has agreed to purchase the Notes from Anheuser-Busch Companies, Inc. at 99.806% of their principal amount ($49,903,000 aggregate net proceeds to Anheuser-Busch Companies, Inc. before deducting expenses estimated at $70,000), subject to the terms and conditions set forth in the underwriting agreement and terms agreement.


                     -------------------------------------

The Securities and Exchange Commission and state securities regulators have not approved or disapproved of these securities, or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                     -------------------------------------

Morgan Stanley & Co. Incorporated expects to deliver the Notes in book-entry form through the facilities of The Depository Trust Company against payment in New York, New York on July 6, 2001.

                                 MORGAN STANLEY

June 29, 2001

     No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus supplement or the accompanying prospectus. You must not rely on any unauthorized information or representations. This prospectus supplement is an offer to sell only the Notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus supplement and the accompanying prospectus is current only as of their respective dates.

                            -----------------------




                                TABLE OF CONTENTS

                              Prospectus Supplement

                                                                            Page

Description of the Notes ................................................... S-3

Underwriting ............................................................... S-4



                                   Prospectus

Table of Contents ..........................................................   2

Where You Can Find More Information.........................................   2

Information about Anheuser-Busch............................................   3

Use of Proceeds.............................................................   3

Description of the Debt Securities .........................................   4

Book-Entry Debt Securities .................................................  10

Plan of Distribution .......................................................  11

Legal Opinion ..............................................................  12

Experts.....................................................................  12

                            DESCRIPTION OF THE NOTES

We will issue the Notes under an Indenture dated as of August 1, 1995 (the "Indenture") between us and The Chase Manhattan Bank, as Trustee. Information about the Indenture is in the prospectus under "Description of the Debt Securities".

The interest rate on the Notes will be 5.60% per annum, accruing from July 6, 2001. We will pay interest on January 6 and July 6, starting January 6, 2002. We will pay interest to the persons in whose names the Notes are registered at the close of business on the December 15 or June 15 preceding the payment date.

We will issue the Notes in book-entry form, as a single global Note registered in the name of the nominee of The Depository Trust Company, which will act as Depositary, or in the name of the Depositary. Beneficial interests in book-entry Notes will be shown on, and transfers thereof will be made only through, records maintained by the Depositary and its participants. Except as described in the prospectus under "Book-Entry Debt Securities," owners of beneficial interests in a global Note will not be entitled to receive physical delivery of certificates for the Notes.

The Notes will not be redeemable prior to maturity, and will not be subject to any sinking fund.

Same-Day Settlement and Payment

The Notes will trade in the Depositary's same-day funds settlement system until maturity or until we issue the Notes in definitive form. The Depositary will therefore require secondary market trading activity in the Notes to settle in immediately available funds.

Governing Law

The Notes will be governed by and construed in accordance with the laws of the State of New York.

Derivative Transaction

We entered into an interest rate derivative transaction pursuant to which the counterparty will pay to us an amount equal to the interest payable on the Notes and we will pay to the counterparty an amount equal to a variable interest rate accruing on the notional amount of $50,000,000.

Termination of Subsidiary Co-obligation

Anheuser-Busch, Incorporated ("ABI"), our wholly owned and primary operating subsidiary, has in the past been a co-obligor itself with respect to substantially all of our senior indebtedness, including the Debt Securities issued under the Indenture. As permitted by the terms of the Indenture, we terminated all such co-obligations on January 1, 2001.

The co-obligation was created to satisfy credit concerns arising when we were established as the public holding company for the Anheuser-Busch consolidated group. Without such co-obligation, our debt would have been structurally subordinated to the debt issued by ABI prior to establishment of the holding company structure. The debt issued by ABI has now been retired.

                                  UNDERWRITING

We and Morgan Stanley & Co. Incorporated have entered into an Underwriting Agreement and a Terms Agreement dated June 29, 2001 with respect to the Notes. Subject to certain conditions, Morgan Stanley & Co. Incorporated has agreed to purchase all of the Notes.

Morgan Stanley & Co. Incorporated proposes to offer the Notes from time to time for sale in negotiated transactions, or otherwise, at varying prices to be determined at the time of each sale. In connection with the sale of the Notes, Morgan Stanley & Co. Incorporated may be deemed to have received compensation from us in the form of underwriting discounts.

The notes are a new issue of  securities  with no  established  trading  market.
Morgan Stanley & Co. Incorporated has advised us that it intends to make a market in the Notes but is not obligated to do so and may discontinue market making at any time without notice. Therefore, the liquidity of the trading market for the Notes may be low.

We estimate that our share of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $70,000.

We have agreed to indemnify Morgan Stanley & Co. Incorporated against various liabilities, including liabilities under the Securities Act of 1933.

In the ordinary course of their respective businesses, Morgan Stanley & Co. Incorporated and/or its affiliates have engaged, and expect in the future to engage, in investment banking and/or general financing and banking transactions with us.

PROSPECTUS

                                 $1,000,000,000

                                 Debt Securities

                     -------------------------------------

     This Prospectus describes Debt Securities which Anheuser-Busch Companies, Inc. may issue and sell at various times. More detailed information is under "Description of the Debt Securities."

     o The Debt Securities may be debentures, notes or other unsecured evidences of indebtedness.

     o    We may issue them in one or several series.

     o The total principal amount of the Debt Securities to be issued under this Prospectus will not exceed $1,000,000,000 (or the equivalent amount in other currencies).

     o We will determine the terms of each series of Debt Securities (interest rates, maturity, redemption provisions and other terms) at the time of sale, and we will specify the terms in a Prospectus Supplement which we will deliver together with this Prospectus at the time of the sale.

     We may sell Debt Securities directly to investors or through underwriters, dealers or agents. More information about the way we will distribute the Debt Securities is under the heading "Plan of Distribution." Information about the underwriters or agents who will participate in any particular sale of Debt Securities will be in the Prospectus Supplement relating to that series of Debt Securities.

     Our principal office is at One Busch Place, St. Louis, Missouri 63118, and our telephone number is (314) 577-2000.

                     -------------------------------------

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or passed upon the adequacy or accuracy of this Prospectus. Any representation to the contrary is a criminal offense.

                  The date of this Prospectus is June 6, 2000.

     We have not authorized anyone to give any information or to make any representations concerning the offering of the Debt Securities except those which are in this Prospectus or in the Prospectus Supplement which is delivered with this Prospectus, or which is referred to under "Where You Can Find More Information." If anyone gives any other information or representation, you should not rely on it. This Prospectus is not an offer to sell or a solicitation of an offer to buy any securities other than the Debt Securities which are referred to in the Prospectus Supplement. This Prospectus is not an offer to sell or a solicitation of an offer to buy Debt Securities in any circumstances in which the offer or solicitation is unlawful. You should not interpret the delivery of this Prospectus, or any sale of Debt Securities, as an indication that there has been no change in our affairs since the date of this Prospectus. You should also be aware that information in this Prospectus may change after this date.

                                TABLE OF CONTENTS

Table of Contents..............................................................2
Where You Can Find More Information............................................2
Information about Anheuser-Busch...............................................2
Use of Proceeds................................................................3
Description of the Debt Securities.............................................4
   General.....................................................................4
   Payments on Debt Securities; Transfers......................................5
   Form and Denominations......................................................5
   Certain Restrictions........................................................5
   Modification or Amendment of the Indenture..................................7
   ABI Co-Obligation ..........................................................8
   Defeasance .................................................................8
   Events of Default, Notice and Waiver........................................8
   Regarding the Trustee.......................................................9
Book-Entry Debt Securities....................................................10
Plan of Distribution..........................................................11
Legal Opinion.................................................................12
Experts.......................................................................12

                       WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any of these documents at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public at the SEC's Internet website at http://www.sec.gov. The SEC allows us to incorporate by reference the information we file with them, which means that we can disclose important information to you by referring you to those documents.

     The information incorporated by reference is considered to be part of this Prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until we sell all of the Debt Securities.

     o    Our Annual Report on Form 10-K for the year ended December 31, 1999.

     o    Our  Quarterly  Report on Form 10-Q for the  quarter  ended  March 31,
          2000.

     You may receive a copy of any of these filings, at no cost, by writing or telephoning the Corporate Secretary, Anheuser-Busch Companies, Inc., One Busch Place, St. Louis, Missouri 63118, telephone 314-577-2000.

     We have filed with the SEC a  Registration  Statement  to register the Debt
Securities under the Securities Act of 1933. This Prospectus omits certain information contained in the Registration Statement, as permitted by SEC rules. You may obtain copies of the Registration Statement, including exhibits, as noted in the first paragraph above.

                        INFORMATION ABOUT ANHEUSER-BUSCH

     Anheuser-Busch Companies, Inc. ("Anheuser-Busch") is a Delaware corporation that was organized in 1979 as the holding company parent of Anheuser-Busch, Incorporated ("ABI"), a Missouri corporation whose origins date back to 1875. In addition to ABI, which is the world's largest brewer of beer, we are also the parent corporation to a number of subsidiaries that conduct various other business operations, including those related to the production and acquisition of brewing raw materials, the manufacture and recycling of aluminum beverage containers and the operation of theme parks.

     These are our most important subsidiaries:

     o ABI produces and distributes beer in a variety of containers primarily under the brand names Budweiser, Bud Light, Bud Dry, Bud Ice, Bud Ice Light, Michelob, Michelob Light, Michelob Dry, Michelob Golden Draft, Michelob Golden Draft Light, Michelob Classic Dark, Michelob Black & Tan Lager, Michelob Amber Bock, Michelob Pale Ale, Michelob Honey Lager, Michelob Hefe-Weizen, Busch, Busch Light, Busch Ice, Natural Light, Natural Ice, King Cobra, Red Wolf Lager, ZiegenBock Amber, Hurricane Malt Liquor, Hurricane Ice, Pacific Ridge Ale, Tequiza, Safari Amber Lager, Devon's Shandy, and Rhumba. ABI's products also include three non-alcohol malt beverages, O'Doul's, Busch NA and O'Doul's Amber.

     o Anheuser-Busch International, Inc. brews and distributes ABI's products in twenty-four European countries and sells under import distribution agreements in more than 80 countries and U.S. territories and to the U.S. military and diplomatic corps outside the continental United States. Through subsidiaries, it owns breweries in London and China. Our products are also brewed under license or contract brewing arrangements in Argentina, Canada, Ireland, Japan, Korea, the Philippines and Spain. We have equity investments or joint ventures with brewers in Argentina and Mexico.

     o Metal Container Corporation manufactures beverage cans at eight plants and beverage can lids at three plants for sale to ABI and to soft drink and export customers. Anheuser-Busch Recycling Corporation recycles aluminum cans at two plants. Precision Printing and Packaging, Inc. manufactures metalized and paper labels.

     o Busch Entertainment Corporation ("BEC") owns, directly and through subsidiaries, theme parks and entertainment facilities. BEC operates Busch Gardens theme parks in Tampa, Florida and Williamsburg, Virginia and Sea World theme parks in Orlando, Florida, San Antonio, Texas, Aurora, Ohio and San Diego, California. BEC also operates water park attractions in Tampa, Florida (Adventure Island) and Williamsburg, Virginia (Water Country, U.S.A.), an educational play park for children near Philadelphia, Pennsylvania (Sesame Place) and the Baseball City Sports Complex near Orlando, Florida. BEC's newest park, Discovery Cove located in Orlando, Florida, is scheduled to open in summer 2000.

                                 USE OF PROCEEDS

     Unless we indicate otherwise in the Prospectus Supplement which accompanies this Prospectus, we intend to add the net proceeds from the sale of the Debt Securities to our general funds. We expect to use the proceeds for general corporate purposes, including working capital, capital expenditures and repayment of borrowings. Before we use the proceeds for these purposes, we may invest them in short-term investments.

                       DESCRIPTION OF THE DEBT SECURITIES

     This section describes some of the general terms of the Debt Securities. The Prospectus Supplement describes the particular terms of the Debt Securities we are offering. The Prospectus Supplement also indicates the extent, if any, to which these general provisions may not apply to the Debt Securities being offered. If you would like more information on these provisions, you may review the Indenture which is filed as an exhibit to the Registration Statement which is filed with the SEC. See "Where You Can Find More Information."

     We will issue the Debt Securities either under the Indenture dated as of August 1, 1995 between us and The Chase Manhattan Bank, as trustee, or under a separate, substantially identical indenture to be entered into between us and a new trustee. We are summarizing certain important provisions of the Debt Securities and the Indenture. This is not a complete description of the important terms. You should refer to the specific terms of the Indenture for a complete statement of the terms of the Indenture and the Debt Securities. When we use capitalized terms which we do not define here, those terms have the meanings given in the Indenture. When we use references to Sections, we mean Sections in the Indenture.

General

     The Debt Securities will be senior unsecured obligations of Anheuser-Busch.

     The Indenture does not limit the amount of Debt Securities that we may issue under the Indenture, nor does it limit other debt that we may issue. We may issue the Debt Securities at various times in different series and issues, each of which may have different terms. The word "issue" means, for any series of Debt Securities, that the securities have the same original issue date or date from which interest starts to accrue, the same maturity date and the same interest rate and other payment terms. If so indicated in the Prospectus Supplement for any series or issue, we may treat a subsequent offering of Debt Securities as a part of the same issue as that series or issue.

     The Prospectus Supplement relating to the particular series of Debt Securities we are offering includes the following information concerning those Debt Securities:

     o    The title of the Debt Securities.

     o The total principal amount of the series or issue of Debt Securities, and whether we may treat a subsequent offering of Debt Securities as a part of the same issue as that series or issue.

     o The date on which the principal and interest will be paid, the rights we or the holders may have to extend the maturity of the Debt Securities and any rights the holders may have to require payment of the Debt Securities at any time.

     o The interest rate on the Debt Securities. We may specify a fixed rate or a variable rate, or a rate to be determined under procedures we will describe in the Prospectus Supplement, and the interest rate may be subject to adjustment.

     o The dates on which we will pay interest on the Debt Securities and the regular record dates for determining the holders who are entitled to receive the interest payments.

     o Where payments on the Debt Securities will be made, if it is other than the office mentioned under "Payments on Debt Securities" below.

     o If applicable, the prices at which we may redeem all or a part of the Debt Securities and the time periods during which we may make the redemptions. The redemptions may be made under a sinking fund or otherwise.

     o Any obligation we may have to redeem, purchase or repay any of the Debt Securities under a sinking fund or otherwise or at the option of the holder, and the prices, time periods and other terms which would apply.

     o Any additional Events of Default or covenants that will apply to the Debt Securities.

     o The amounts we would be required to pay if the maturity of the Debt Securities is accelerated, if it is less than the principal amount.

     o If we will make payments on the Debt Securities in any currency other than U.S. dollars, the currencies in which we will make the payments.

     o If applicable, the terms under which we or a holder may elect that payments on the Debt Securities be made in a currency other than U.S. dollars.

     o If amounts payable on the Debt Securities may be determined by a currency index, information on how the payments will be determined.

     o    Any other special terms that may apply to the Debt Securities.

Payments on Debt Securities; Transfers

     We will make payments on the Debt Securities to the persons in whose names the securities are registered at the close of business on the record date for the interest payments. As explained under "Book-Entry Securities" below, The Depository Trust Company or its nominee will be the initial registered holder unless the Prospectus Supplement provides otherwise.

     Unless we indicate otherwise in the Prospectus Supplement, we will make payments on the Debt Securities at the trustee's office. For The Chase Manhattan Bank, the office is now its Corporate Trust Office, 450 West 33rd Street, New York, New York 10001. In the case of any other trustee, we will specify the office and address in the Prospectus Supplement or in an attachment thereto. Transfers of Debt Securities can be made at the same offices. (Sections 202, 301, 305 and 1002)

Form and Denominations

     Unless we otherwise indicate in the Prospectus Supplement:

     o We will only issue the Debt Securities of each series or issue in registered form without coupons in denominations of $1,000 and any integral multiple thereof.

     o We will not charge any fee to register any transfer or exchange of the Debt Securities, except for taxes or other governmental charges, if any. (Section 305)

Certain Restrictions

     Creation of Secured Indebtedness

     Under the Indenture, we and our Restricted Subsidiaries (defined below) may not create, assume, guarantee or permit to exist any indebtedness for borrowed money which is secured by a pledge of, or a mortgage or lien on, any of our Principal Plants (defined below) or on any of our Restricted Subsidiaries' capital stock, unless we also provide equal and ratable security for the Debt Securities. A "Restricted Subsidiary" is a Subsidiary which owns or operates a Principal Plant, unless it is incorporated or has its principal place of business outside the United States, and any other subsidiary which we elect to treat as a Restricted Subsidiary. A "Principal Plant" is a brewery, or a manufacturing, processing or packaging plant, but does not include a plant which we determine is not of material importance to the total business conducted by us and our Subsidiaries, or any plant which we determine is used primarily for transportation, marketing or warehousing.

     This restriction does not apply to:

     o    purchase money liens,

     o liens existing on property when we acquire it or securing indebtedness which we use to pay the cost of acquisition or construction or to reimburse us for that cost (as long as we incur the indebtedness within 180 days after the acquisition or construction),

     o liens on property of a Restricted Subsidiary at the time it becomes a Restricted Subsidiary,

     o liens to secure the cost of development or construction of property, or improvements of property, and which are released or satisfied within 120 days after completion of the development or construction,

     o liens in connection with the acquisition or construction of Principal Plants or additions thereto financed by tax-exempt securities,

     o liens securing indebtedness owing to us or to a Restricted Subsidiary by a Restricted Subsidiary,

     o    liens existing at August 1, 1995 (the date of the Indenture),

     o liens required in connection with state or local governmental programs which provide financial or tax benefits, as long as the obligations secured are in lieu of or reduce an obligation that would have been secured by a lien permitted under the Indenture,

     o extensions, renewals or replacements of the liens referred to above, or

     o in connection with sale-leaseback transactions permitted under the Indenture. (Section 1006(a))

     There is an additional exception as described below under "10% Basket Amount."

     If we become obligated to provide security for the Debt Securities as described above, we would also be required to provide comparable security for most of our other outstanding indebtedness.

     Sale-Leaseback Financings

     Under the Indenture, neither we nor any Restricted Subsidiary may enter into any sale and leaseback transaction involving a Principal Plant, except a sale by a Restricted Subsidiary to us or another Restricted Subsidiary or a lease not exceeding three years, by the end of which we intend to discontinue use of the property, unless:

     o the net proceeds of the sale are at least equal to the fair market value of the property, and

     o within 120 days of the transfer we repay Funded Debt (defined below) and/or make expenditures for the expansion, construction or acquisition of a Principal Plant at least equal to the net proceeds of the sale. (Section 1007)

     There is an additional exception as described below under "10% Basket Amount."

     Limitation on Funded Debt of Restricted Subsidiaries

     We may not permit any Restricted Subsidiary to create, assume or permit to exist any Funded Debt other than:

     o Funded Debt secured by a mortgage, pledge or lien which is permitted under the provisions described above under "Creation of Secured Indebtedness,"

     o    Funded Debt owed to us or any Restricted Subsidiary,

     o Funded Debt of a corporation existing at the time it becomes a Restricted Subsidiary,

     o Funded Debt created in connection with, or with a view to, compliance with the requirements of any program, law, statute or regulation of any federal, state or local governmental authority and applicable to the Restricted Subsidiary and providing financial or tax benefits to the Restricted Subsidiary which are not available directly to us, or not available on as favorable terms,

     o    guarantees existing at August 1, 1995 (the date of the Indenture), and

     o guarantees of Funded Debt with respect to which we are liable, on terms substantially similar to the terms described below under "ABI Co-Obligation." (Section 1008(a))

     There is an additional exception as described below under "10% Basket Amount."

     "Funded Debt" means all of our indebtedness for money borrowed, including purchase money indebtedness, having a maturity of more than twelve months from the date of determination or having a maturity of less than twelve months but by its terms being renewable or extendible beyond twelve months at our option, subject only to conditions which we are then capable of fulfilling, and direct guarantees of similar indebtedness for money borrowed of others, except that Funded Debt does not include:

          (i)   Any indebtedness of a person held in treasury by that person; or

          (ii) Any indebtedness with respect to which sufficient money has been deposited or set aside to pay the indebtedness; or

          (iii) Any amount representing capitalized lease obligations; or

          (iv) Any indirect guarantees or other contingent obligations in respect of indebtedness of other persons; or

          (v) Any guarantees with respect to lease or other similar periodic payments to be made by other persons.

     10% Basket Amount

     In addition to the exceptions described above under "Creation of Secured Indebtedness," "Sale-Leaseback Financings" and "Limitation on Funded Debt of Restricted Subsidiaries," the Indenture allows additional secured indebtedness, additional sale-leaseback financings and additional Funded Debt of Restricted Subsidiaries as long as the total of the additional indebtedness and Funded Debt and the fair market value of the property transferred in the additional sale-leaseback financings does not exceed 10% of our Net Tangible Assets. "Net Tangible Assets" means our total assets including those of our subsidiaries after deducting current liabilities (except for those which are Funded Debt because they are renewable or extendible) and goodwill, trade names, trademarks, patents, unamortized debt discount and expense, organization and developmental expenses and other like segregated intangibles. Deferred income taxes, deferred investment tax credit or other similar items will not be considered as a liability or as a deduction from or adjustment to total assets. (Sections 1006(d), 1007(c) and 1008(b))

     Merger

     We may consolidate with or merge into any other corporation or transfer or lease our properties and assets substantially as an entirety as long as we meet certain conditions, including the assumption of the securities by any successor corporation. (Sections 801 and 1006)

Modification or Amendment of the Indenture

     We may modify and amend the Indenture if the holders of a majority in principal amount of the outstanding Debt Securities affected by the modification or amendment consent, except that no supplemental indenture may reduce the principal amount of or interest or premium payable on any Debt Security, change the maturity date or dates of principal, the interest payment dates or other terms of payment, or reduce the percentage of holders necessary to approve a

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modification  or amendment of the Indenture,  without the consent of each holder of outstanding Debt Securities affected by the supplemental indenture.  (Section
902)

     We and the trustee may amend the Indenture without the holders' consent for certain specified purposes, including any change which, in our counsel's opinion, does not materially adversely affect the holders' interests. (Section
901)

ABI Co-Obligation

     ABI will be jointly and severally liable for the payment of the Debt Securities. However, we may terminate ABI's obligations for the outstanding Debt Securities if:

     o ABI is not liable for any outstanding Funded Debt, as direct obligor, co-obligor, guarantor or otherwise, except for Funded Debt permitted as described above under "Limitation on Funded Debt of Restricted Subsidiaries,"

     o all of ABI's liability as co-obligor for our Funded Debt has been terminated or will terminate at approximately the same time as the termination of ABI's obligations for the Debt Securities, and

     o there is no event of default or event which, with the passage of time or giving of notice, or both, would become an event of default, as described below.

Defeasance

     The Indenture includes provisions allowing defeasance of the Debt Securities of any series. In order to defease Debt Securities, we would deposit with the Trustee or another trustee money or U.S. Government Obligations sufficient to make all payments on those Debt Securities. If we make a defeasance deposit with respect to your Debt Securities, we may elect either:

     o to be discharged from all of our obligations on your Debt Securities, except for our obligations to register transfers and exchanges, to replace temporary or mutilated, destroyed, lost or stolen Debt Securities, to maintain an office or agency in respect of the Debt Securities and to hold moneys for payment in trust; or

     o to be released from our restrictions described above relating to liens, sale-leaseback transactions and Funded Debt of Restricted Subsidiaries.

     To establish the trust, we must deliver to the Trustee an opinion of our counsel that the holders of the Debt Securities will not recognize gain or loss for Federal income tax purposes as a result of the defeasance and will be subject to Federal income tax on the same amount, in the same manner and at the same times as would have been the case if the defeasance had not occurred. (Article Thirteen) There may be additional provisions relating to defeasance which we will describe in the Prospectus Supplement.

Events of Default, Notice and Waiver

     An Event of Default in respect of any issue of Debt Securities means:

     o    default for 30 days in any payment of interest;

     o default in payment of principal or premium at maturity, or default in payment of any required redemption or sinking fund amount which continues for 30 days;

     o default in performance of or breach of any covenant in the Indenture which applies to the issue which continues for 90 days after notice to us by the Trustee or by the holders of 25% in principal amount of the outstanding Debt Securities of the affected issues; and

     o certain events of our bankruptcy, insolvency and reorganization. (Section 501)

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

     If an Event of Default occurred and was continuing in respect of one or more issues, either the Trustee or the holders of 25% in principal amount of the outstanding Debt Securities of those issues could declare the principal of and accrued interest, if any, on all securities of those issues to be due and payable. If other specified Events of Default occurred and were continuing, either the Trustee or the holders of 25% in principal amount of the outstanding Debt Securities of all issues may declare the principal of and accrued interest, if any, on all the outstanding Debt Securities to be due and payable. (Section
501)

     Within 90 days after a default in respect of any issue of Debt Securities, the Trustee must give to the holders of the Debt Securities of that series notice of all uncured and unwaived defaults by us known to it. However, except in the case of default in payment, the Trustee may withhold the notice if it in good faith determines that it is in the interest of the holders. The term "default" means, for this purpose, the occurrence of any event that, upon notice or lapse of time, would be an Event of Default. (Section 602)

     Before the Trustee is required to exercise rights under the Indenture at the request of holders, it is entitled to be indemnified by the holders, subject to its duty, during an Event of Default, to act with the required standard of care. (Sections 601 through 613)

     A holder of a Debt Security will not be entitled to pursue any remedy under the Indenture except under the following circumstances:

     o    the holder has notified the Trustee in writing of an Event of Default;

     o holders of at least 25% of the outstanding principal amount of the Debt Securities in respect of which the Event of Default has occurred have delivered a written request to the Trustee to pursue the remedy;

     o the holder or holders have offered to the Trustee a reasonable indemnity against the costs to be incurred by the Trustee in pursuing the remedy;

     o    the Trustee does not pursue the remedy for a period of 60 days; and

     o the holders of a majority of the outstanding principal amount of the Debt Securities in respect of which the Event of Default has occurred have not delivered written directions to the Trustee inconsistent with the initial written request from the holders described above. (Section
          507)

     The holders of a majority in principal amount of the outstanding securities of any series (voting as a single class) may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred upon the Trustee in respect of the securities of that series. (Section 512)

     The holders of a majority in principal amount of the outstanding securities of all series affected by a default (voting as a single class) may, on behalf of the holders of all that securities, waive the default except a default in payment of the principal of or premium, if any, or interest on any security. (Section 513) The holders of a majority in principal amount of outstanding securities of all series entitled to the benefits thereof (voting as a single class) may waive compliance with certain covenants under the Indenture. (Section
1010)

     We will furnish to the trustee, annually, a statement as to the fulfillment by us of our obligations under the Indenture. (Section 1004)

Regarding the Trustee

     For each series or issue of Debt Securities, the Trustee under the applicable Indenture will either be The Chase Manhattan Bank or a new trustee we select, which would be indicated in the Prospectus Supplement.

     The Chase Manhattan Bank is the Trustee under one of the Indentures. That Indenture is dated as of August 1, 1995. As of the date of this Prospectus, an aggregate of $2.41 billion in principal amount of Debt Securities are issued and outstanding under that Indenture. The Chase Manhattan Bank also acts as trustee (or successor trustee) under other Indentures with us under which an aggregate of $970 million in principal amount of indebtedness is issued and outstanding. The Chase Manhattan Bank also is a party to our credit agreement, under which it has committed to lend us up to $125 million, and provides other commercial and investment banking services to us.

                           BOOK-ENTRY DEBT SECURITIES

     The Prospectus Supplement will indicate whether we are issuing the related Debt Securities as book-entry securities. Book-entry securities of a series will be issued in the form of one or more global notes that will be deposited with The Depository Trust Company, New York, New York, and will evidence all of the Debt Securities of that series. This means that we will not issue certificates to each holder. We will issue one or more global securities to DTC, which will keep a computerized record of its participants (for example, your broker) whose clients have purchased the Debt Securities. The participant will then keep a record of its clients who own the Debt Securities. Unless it is exchanged in whole or in part for a security evidenced by individual certificates, a global security may not be transferred, except that DTC, its nominees and their successors may transfer a global security as a whole to one another. Beneficial interests in global securities will be shown on, and transfers of beneficial interests in global notes will be made only through, records maintained by DTC and its participants. Each person owning a beneficial interest in a global security must rely on the procedures of DTC and, if the person is not a participant, on the procedures of the participant through which the person owns its interest to exercise any rights of a holder of Debt Securities under the Indenture. The laws of some jurisdictions require that certain purchasers of securities such as Debt Securities take physical delivery of the securities in definitive form. These limits and laws may impair your ability to acquire or transfer beneficial interests in the global security.

     We will make payments on each series of book-entry Debt Securities to DTC or its nominee, as the sole registered owner and holder of the global security. Neither Anheuser-Busch, the Trustee nor any of their agents will be responsible or liable for any aspect of DTC's records relating to or payments made on account of beneficial ownership interests in a global security or for maintaining, supervising or reviewing any of DTC's records relating to the beneficial ownership interests.

     DTC has advised us that, when it receives any payment on a global security, it will immediately, on its book-entry registration and transfer system, credit the accounts of participants with payments in amounts proportionate to their beneficial interests in the global security as shown on DTC's records. Payments by participants to you, as an owner of a beneficial interest in the global security, will be governed by standing instructions and customary practices (as is now the case with securities held for customer accounts registered in "street name") and will be the sole responsibility of the participants.

     A global security representing a series will be exchanged for certificated Debt Securities of that series if (a) DTC notifies us that it is unwilling or unable to continue as Depositary or if DTC ceases to be a clearing agency registered under the Securities Exchange Act of 1934 and we do not appoint a successor within 90 days or (b) we decide that the global security shall be exchangeable. If that occurs, we will issue Debt Securities of that series in certificated form in exchange for the global security. An owner of a beneficial interest in the global security then will be entitled to physical delivery of a certificate for Debt Securities of the series equal in principal amount to that beneficial interest and to have those Debt Securities registered in its name. We would issue the certificates for the Debt Securities in denominations of $1,000 or any larger amount that is an integral multiple thereof, and we would issue them in registered form only, without coupons.

     DTC has informed us that it is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered under the Securities Exchange Act of 1934. DTC was created to hold the securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC's participants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations, some of whom (and/or their representatives) own DTC. Access to DTC's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC. No fees or costs of DTC will be charged to you.

                              PLAN OF DISTRIBUTION

     We may sell Debt Securities to or through one or more underwriters or dealers, and also may sell Debt Securities directly to other purchasers or through agents. These firms may also act as our agents in the sale of Debt Securities. Only underwriters named in the Prospectus Supplement will be considered as underwriters of the Debt Securities offered by the Prospectus Supplement.

     We may distribute Debt Securities at different times in one or more transactions. We may sell Debt Securities at fixed prices, which may change, at market prices prevailing at the time of sale, at prices related to the prevailing market prices or at negotiated prices.

     In connection with the sale of Debt Securities, underwriters may receive compensation from us or from purchasers of Debt Securities in the form of discounts, concessions or commissions. Underwriters, dealers and agents that participate in the distribution of Debt Securities may be deemed to be underwriters. Discounts or commissions they receive and any profit on their resale of Debt Securities may be considered underwriting discounts and commissions under the Securities Act of 1933. We will identify any underwriter or agent, and we will describe any compensation, in the Prospectus Supplement.

     We may agree to indemnify underwriters, dealers and agents who participate in the distribution of Debt Securities against certain liabilities, including liabilities under the Securities Act of 1933.

     We may authorize dealers or other persons who act as our agents to solicit offers by certain institutions to purchase Debt Securities from us under contracts which provide for payment and delivery on a future date. We may enter into these contracts with commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others. If we enter into these agreements concerning any series of Debt Securities, we will indicate that in the Prospectus Supplement.

     In connection with an offering of Debt Securities, underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Debt Securities. Specifically, underwriters may over-allot in connection with the offering, creating a syndicate short position in the Debt Securities for their own account. In addition, underwriters may bid for, and purchase, Debt Securities in the open market to cover short positions or to stabilize the price of the Debt Securities. Finally, underwriters may reclaim selling concessions allowed for distributing the Debt Securities in the offering if the underwriters repurchase previously distributed Debt Securities in transactions to cover short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the Debt Securities above independent market levels. Underwriters are not required to engage in any of these activities and may end any of these activities at any time.

     Unless otherwise indicated in the Prospectus Supplement, each series of Debt Securities offered will be a new issue of securities and will have no established trading market. The Debt Securities may or may not be listed on a national securities exchange. No assurance can be given as to the liquidity of or the existence of trading markets for any Debt Securities.

                                  LEGAL OPINION

     Bryan Cave LLP, St. Louis, Missouri, as our counsel, has issued an opinion as to the legality of the Debt Securities.

                                     EXPERTS

     The financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 1999 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

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